UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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COST PLUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COST PLUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 17, 2010

To our Shareholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Cost Plus, Inc. (the “Company” or “Cost Plus”), a California corporation, will be held on June 17, 2010 at 2:00 p.m., Pacific time, at Cost Plus’ corporate headquarters located at 200 4th Street, Oakland, California 94607, for the following purposes:

(1)	To elect eight directors listed in the proxy statement accompanying this Notice to serve until the 2011 Annual Meeting of Shareholders or in each case until his or her successor is duly elected and qualified.

(2)	To ratify and approve the appointment of Deloitte & Touche LLP as Cost Plus’ independent registered public accounting firm for the fiscal year ending January 29, 2011.

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only shareholders of record at the close of business on April 23, 2010 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or submit your proxy electronically via the Internet or by telephone by following the enclosed instructions. Any shareholder of record attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

Barry J. Feld

President and Chief Executive Officer

Oakland, California

May 17, 2010

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING, IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE ENCLOSED INSTRUCTIONS.

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 17, 2010:

The Proxy Statement and Annual Report to Shareholders for the fiscal year ended January 30, 2010 are available free of charge at https://materials.proxyvote.com/221485

(continued)

DIRECTIONS TO COST PLUS, INC.’S

CORPORATE HEADQUARTERS

Cost Plus, Inc.

200 4th Street

Oakland, California 94607

(510) 893-7300

Directions from San Francisco

Take the Bay Bridge to Interstate 580 East, to Interstate 980 (Downtown Oakland), which turns into Interstate 880, to Jackson Street. Exit Jackson Street and take a right onto Jackson Street and a left on 4th Street. The corporate headquarters are located at the corner of Jackson and 4th Streets.

Directions from Oakland Airport (and from the south)

Take Interstate 880 North to Oak Street Exit. Exit Oak Street and go straight ahead for two blocks and turn left on Jackson Street. Go two blocks and turn left on 4th Street. The corporate headquarters are located on the corner of Jackson and 4th Streets.

COST PLUS, INC.

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at the 2010 Annual Meeting of Shareholders the (“Annual Meeting”) to be held June 17, 2010 at 2:00 p.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. Our Annual Meeting will be held at our corporate headquarters located at 200 4th Street, Oakland, California 94607. Our telephone number at that location is (510) 893-7300.

These proxy solicitation materials were mailed on or about May 17, 2010 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

Only shareholders of record at the close of business on April 23, 2010 are entitled to notice of and to vote at the Annual Meeting. As of April 23, 2010, there were 22,087,113 shares of our common stock issued and outstanding.

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

Shareholders of record and beneficial owners

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered with respect to those shares to be the “beneficial holder” or “beneficial owner,” and those shares are considered to be held in “street name.” In that case, the broker, bank, or other holder is considered the “shareholder of record.” As the beneficial owner, you do not have the right to directly vote your shares but you have the right to direct your broker, bank or other nominee to vote your shares on your behalf as you instruct. You also may not vote in person at the Annual Meeting unless you have a legal proxy from your broker, bank or other nominee that holds your shares and you have to present that legal proxy and proof of identification at the Annual Meeting to vote your shares.

Methods of Voting

Your vote is very important. You may vote (i) by mailing your proxy, or (ii) electronically via the Internet or by telephone, or (iii) by attending the Annual Meeting and voting by ballot, as described below:

For Shareholders of Record:

Voting by Proxy—By signing and returning the proxy card according to the enclosed instructions, you are enabling our President and Chief Executive Officer, Barry J. Feld, and our Executive Vice President and Chief Financial Officer, Jane L. Baughman, who are named on the proxy card as “proxies or attorneys-in-fact,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the nominees for director identified in Proposal One; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011 (Proposal Two).

Voting By Telephone or Internet—Instructions for voting by telephone or over the Internet are included in the enclosed proxy card.

Call the toll-free telephone number on the proxy card and follow the recorded instructions; or access our secure website registration page through the Internet, as identified on the proxy card, and follow the instructions.

Please note that the Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 16, 2010.

Voting in Person at the Meeting—If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. You have the right to vote in person at the meeting because you are a shareholder of record.

For Beneficial Owners of Shares Held in Street Name:

If you are the beneficial owner of shares held in street name, you will receive or should have received instructions on how to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Beneficial owners of shares held in street name may generally vote by one of the following methods:

By Mail. You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other nominee; or

By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your broker, bank or other nominee; or

In Person at the Annual Meeting: If you are the beneficial owner of shares held in street name and you wish to vote at the meeting you will need to bring a legal proxy from your broker, bank or other nominee authorizing you to vote the shares as well as proof of identification.

How to access the Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K on the Internet.

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report are available online at http://materials.proxyvote.com/221485. At this website, you will find directions as to how you may access and review all of the important information you need.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting.

If you are a shareholder of record and wish to revoke your proxy, you must:

•	sign and return another proxy bearing a later date before the beginning of the Annual Meeting;

•	provide written notice of the revocation to:

Inspector of Elections

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and request that your proxy be revoked (attendance at the meeting will not by itself revoke a previously granted proxy).

If you are a beneficial owner of shares held in street name, you may change your vote:

•	by submitting new voting instructions to your broker, bank or nominee, or

•

if you have obtained a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person (attendance at the meeting will not by itself revoke a previously granted proxy).

Solicitation of Votes

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid to such persons for such services. In addition, we have retained Georgeson Shareholder to assist in the solicitation of proxies at an estimated fee of $8,500, plus reimbursement of reasonable out-of-pocket expenses.

Quorum Requirements, Abstentions and Broker Non-Votes

A quorum is necessary to hold a valid meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock, whether in person or by proxy, issued and outstanding on the record date.

Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A “broker non-vote” occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

A properly executed proxy marked “Abstain” with respect to any such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold common stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a “broker non-vote.” Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Proposal Two contained in this proxy statement is considered a routine matter. However, Proposal One is not considered a routine matter.

Unlike at previous annual meetings, brokers do not have discretionary authority to vote on the election of directors (Proposal 1), so it is very important that you instruct your broker how to vote.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the eight (8) director nominees receiving the highest number of votes, in person or by proxy, will be elected to the board of directors.

You may vote either “for” or “withhold” your vote for the director nominees. A properly executed proxy marked “withhold” with respect to the election of the directors will not be voted with respect to the directors and will not affect the outcome of the election, although it will be counted for purposes of determining whether there is a quorum.

Proposal Two—Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011 will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

You may vote “for,” “against,” or “abstain” from voting on this proposal. If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal.

Shareholder Proposals for 2011 Annual Meeting of Shareholders

You may submit proposals, including director nominations, for consideration at future shareholder meetings.

Requirements for shareholder proposals to be considered for inclusion in our proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our shareholders by submitting their proposals in writing to our secretary in a timely manner. In order to be included in the proxy statement for the 2011 Annual Meeting of Shareholders, shareholder proposals must be received by our secretary no later than January 17, 2011 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for shareholder proposals to be brought before an annual meeting—In addition, our Bylaws establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders. In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by any shareholder entitled to vote who has timely delivered written notice to our secretary during the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the shareholder proposing such nominations. However, if a shareholder wishes only to recommend a candidate for consideration by the Nominating Committee as a potential nominee for director, see the procedures discussed in “Policy for Director Recommendations and Nominations.”

Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors, or (3) by a shareholder who has timely delivered written notice which sets forth all information required by our Bylaws to our secretary during the Notice Period (as defined below).

The “Notice Period” is defined as the period commencing on the date 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials to shareholders for the previous year’s annual meeting of shareholders and terminating on the date 45 days prior to the one year anniversary of the date on which we first mailed our proxy materials to shareholders for the previous year’s annual meeting of shareholders. As a result, the Notice Period for the 2011 annual meeting of shareholders will be from March 3, 2011 to April 2, 2011.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

Shareholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, Cost Plus is delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address, unless we have received contrary instructions from an affected shareholder. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver, promptly upon written or oral request, a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call us at the address above, telephone number (510) 893-7300. Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact us at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

Other Matters

We know of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote the shares they represent as the Board of Directors may recommend.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board of Directors held eight meetings during the fiscal year ended January 30, 2010. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during their respective periods of service in the fiscal year ended January 30, 2010. Our directors are expected, absent exceptional circumstances, to attend all Board meetings and meetings of committees on which they serve, and are also expected to attend our Annual Meeting of Shareholders. All of our directors who were serving on the Board at the time of the 2009 Annual Meeting attended the meeting.

Our Board of Directors has summarized its corporate governance practices in the Corporate Governance Guidelines for Cost Plus, Inc., a copy of which is available on the Corporate Governance page of the Investor Information section of our website at http://www.worldmarket.com and is available in print upon request by any shareholder. Our Board of Directors has established four committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Real Estate Committee. Other than the Real Estate Committee, each committee has a written charter approved by the Board of Directors outlining the principal responsibilities of the committee. These charters are also available on the Corporate Governance page of the Investor Information section of our website.

The members of the committees are identified below:

Audit Committee	Compensation Committee	Nominating Committee	Real Estate Committee
Kenneth T. Stevens, Chair	Kim D. Robbins, Chair	Danny W. Gurr, Chair	Joseph H. Coulombe, Chair
Joseph H. Coulombe	Clifford J. Einstein	Willem Mesdag	Danny W. Gurr
Danny W. Gurr	Willem Mesdag	Kim D. Robbins
Fredric M. Roberts	Fredric M. Roberts

Risk Management

Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board of Directors, our officers are responsible for the day-to-day management of the material risks Cost Plus faces. In its oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Cost Plus. The full Board of Directors regularly receives updates from management and outside advisors regarding certain risks we face, including litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations and enterprise risks; our Compensation Committee oversees risks related to compensation policies and practices; and our Nominating Committee oversees governance related risks, such as board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the full board of directors.

Senior management attend, as needed, board and board committee meetings and are available to address any questions or concerns raised by our Board of Directors on risk management-related and any other matters. In addition, our Board of Directors holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for Cost Plus as needed.

Board and Leadership Structure

Our Corporate Governance Guidelines provide that the Board of Directors shall fill the Chairman of the Board and Chief Executive Officer positions. Our Board of Directors may select the Chief Executive Officer as Chairman. We currently separate the positions of Chief Executive Officer and Chairman of the Board. Since March 2005, Mr. Roberts, one of our independent directors, has served as the non-executive Chairman of our Board but Mr. Roberts is expected to step down from the position as non-executive Chairman at the Annual Meeting. Thereafter, Mr. Coulombe will become the non-executive Chairman of our Board of Directors, effective as of the Annual Meeting. The responsibilities of the Chairman of the Board include: setting the agenda for each board meeting, in consultation with the Chief Executive Officer and presiding at executive sessions.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of our Board of Directors to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board of Directors believes that having an independent director serve as Chairman of the Board of Directors is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described in more detail below, our Board of Directors has four standing committees, each Chairperson and each member of which is an independent director. Our Board of Directors delegates substantial responsibility to each Board committee, which reports their activities and actions back to the full Board of Directors. We believe that our independent board committees and their chair are an important aspect of our Board leadership structure.

Audit Committee

The purpose of our Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements and to assist the Board of Directors in the oversight and monitoring of (i) the integrity of our financial statements, (ii) Cost Plus’ accounting policies and procedures, (iii) our compliance with legal and regulatory requirements, (iv) our independent registered public accounting firm’s qualifications and independence, (v) our disclosure controls and procedures, and (vi) the performance of our internal audit function and our independent registered public accounting firm. In addition, the Audit Committee’s duties and responsibilities include reviewing and pre-approving any audit and non-audit services to be provided by our independent registered public accounting firm, reviewing, approving and monitoring our Code of Ethics for Principal Executive and Senior Financial Officers and establishing procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. The report of the Audit Committee for the fiscal year ended January 30, 2010 is included in this proxy statement under the caption “Report of the Audit Committee.” The charter of the Audit Committee can be found in the Investor Information section of our website at http://worldmarketcorp.com/assets/corporate_files/audit_com_charter.pdf.

Our Audit Committee held eight meetings in fiscal 2009. The Audit Committee currently consists of directors Stevens, Coulombe, Gurr and Roberts. All members of the Audit Committee qualify as independent under the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market LLC (the “Nasdaq Rules”). Mr. Stevens is the Chairman of the Audit Committee and he has been designated an “audit committee financial expert” within the meaning of the rules and regulations of the SEC, and the Board has determined that he has the accounting and related financial management expertise to satisfy the requirement that at least one member of the Audit Committee be financially sophisticated within the meaning of the Nasdaq Rules.

Compensation Committee

The purpose of our Compensation Committee is to discharge the Board’s responsibilities for approving and evaluating officer compensation plans, policies and programs, to review and make recommendations regarding compensation for our employees and directors, and to administer our equity compensation plans. The report of the Compensation Committee for the fiscal year ended January 30, 2010 is included in this proxy statement under the caption “Report of the Compensation Committee.” The Compensation Committee currently consists of directors Einstein, Robbins, Mesdag and Roberts. The Compensation Committee held two meetings in fiscal 2009. Ms. Robbins is Chairperson of the Compensation Committee. Each member of the Compensation Committee is independent within the meaning of the Nasdaq Rules; is an “outside director” under the rules and regulations of the Internal Revenue Service and is a “non-employee director” under the rules and regulations of the SEC. The charter of the Compensation Committee can be found in the Investor Information section of our website at http://worldmarketcorp.com/assets/corporate_files/compensation_com_charter.pdf.

Nominating Committee

The purpose of our Nominating Committee is to assist the Board of Directors in identifying prospective director nominees and recommending director nominees for election to the Board of Directors and its committees. The Nominating Committee currently consists of directors Gurr, Mesdag and Robbins. The Nominating Committee held one meeting in fiscal 2009. All members of the Nominating Committee are independent within the meaning of the Nasdaq Rules. Mr. Gurr serves as the Chairman of the Nominating Committee. The charter of the Nominating Committee can be found in the Investor Information section of our website at http://worldmarketcorp.com/assets/corporate_files/nominating_com_charter.pdf.

Real Estate Committee

The purpose of our Real Estate Committee is to assist the Board of Directors in reviewing, evaluating and approving or disapproving proposals by management for the opening, closing and moving of retail stores. The Real Estate Committee currently consists of directors Coulombe and Gurr. Our Real Estate Committee held two meetings in fiscal 2009. Mr. Coulombe serves as the Chairman of the Real Estate Committee.

Director Independence

Consistent with the Nasdaq listing standards and SEC rules regarding director independence, our Board of Directors has reviewed the independence of our directors and considered whether any director had any relationship with Cost Plus, Inc. or management that would compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.

As a result of this review, our Board of Directors has affirmatively determined that all of our directors with the exception of Mr. Feld are independent under the Nasdaq Rules.

Shareholder Communications to Directors

Shareholders may communicate directly with our directors by sending a letter addressed to:

Joseph H. Coulombe

Chairman of the Board of Directors

Cost Plus, Inc.

200 4th Street

Oakland, California 94607

Mr. Coulombe will ensure that a summary of all letters received is provided to the Board of Directors at its regularly scheduled meetings. Where the nature of a communication warrants, Mr. Coulombe may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an individual director, management or independent advisors, as Mr. Coulombe considers appropriate. Mr. Coulombe may decide, in the exercise of his judgment, whether a response to any shareholder communication is necessary.

Policy for Director Recommendations and Nominations

The Nominating Committee considers candidates for Board membership suggested by Board members, management and our shareholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from any shareholder holding, as of the date the recommendation is submitted, not less than one percent (1%) of the then outstanding shares of our common stock continuously for at least 12 months prior to such date. The Nominating Committee will consider a director candidate recommended by our shareholders in the same manner as a nominee recommended by a Board member, management or other sources. In addition, a shareholder may nominate a person directly for election to the Board of Directors at an Annual Meeting of Shareholders provided the shareholder meets the requirements set forth in our Bylaws.

Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating Committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, and

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service and potential conflicts of interest.

Although the Nominating Committee does not have a policy with regard to the consideration of diversity identifying director nominees, as discussed above, diversity is one of the numerous criteria the Nominating Committee reviews before recommending a candidate.

The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	the highest personal and professional ethics and integrity,

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment,

•	skills that are complementary to those of the existing Board,

•	the ability to assist and support management and make significant contributions to our success, and

•

an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing its evaluation, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board of Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

Code of Business Conduct and Code of Ethics for Officers

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is intended to ensure that our employees act in accordance with the highest ethical standards based on respect for the dignity of each individual and a commitment to honesty and fairness. In addition, we have in place a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, and

principal accounting officer. This code is intended to deter wrongdoing and promote ethical conduct among our executives and to ensure that all of our public disclosure is full, fair and accurate. The Code of Business Conduct and the Code of Ethics for Principal Executive and Senior Financial Officers are available on the Corporate Governance page of the Investor Information section of our website at http://www.worldmarket.com.

Director Compensation

Cash Compensation of Non-Employee Directors

Each of our non-employee directors receives an annual retainer of $30,000 for service on the Board and any committee of the Board, except for the Chairman of the Board, who receives an annual retainer of $75,000 in lieu of the standard annual retainer of $30,000 for his services in such capacity. In addition, each non-employee director receives a fee of $3,000 for each Board meeting attended in person, $1,500 for each committee meeting attended (in person or by telephone) and $1,500 for each telephonic Board meeting. Directors are also reimbursed for certain expenses they incur in connection with attendance at Board and committee meetings. The Chairperson of the Compensation Committee received the additional annual compensation of $7,500 in fiscal 2009 for her services as Chairperson of the Compensation Committee. The Chairman of the Audit Committee received the additional annual compensation of $10,000 for his services as Chairman of the Audit Committee in fiscal 2009. Mr. Coulombe decreased his annual compensation related to services rendered in his capacity as Chairman of the Real Estate Committee, from $7,500 to $5,000 in fiscal 2009 due to decreased real estate activity.

Equity Compensation of Non-Employee Directors

Our 1996 Director Option Plan (the “Director Plan”) provides for our Board of Directors, in its discretion, to award options to purchase common stock to non-employee directors. The current practice of our Board of Directors is to approve the grant of an option to purchase 16,000 shares of our common stock upon the initial election or appointment to the Board of individuals who are not Company employees (an “Initial Option”). The exercise price for all options granted under the Director Plan is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, options granted to non-employee directors prior to 2009 become exercisable in four equal annual installments beginning one year after the date of grant, however, in 2009, options granted to non-employee directors became exercisable on the two year anniversary after the date of grant. The options granted to the Board of Directors before fiscal year 2005 expire ten years after the date of grant but the options granted after fiscal year 2005 expire seven years after the date of grant. Vesting of options is accelerated in certain circumstances upon a change of control of Cost Plus.

On March 23, 2009, directors Einstein, Coulombe, Robbins, Gurr, Dodds, Stevens, Mesdag and Roberts were each granted an option under the Director Plan to purchase 1,500 shares of our common stock at an exercise price of $0.89 per share. In 2009, due to the insufficient number of authorized shares under the Director Plan, prior to the shareholder approval in June 2009 of the additional shares which increased the number of shares available for issuance under the Director Plan, the Compensation Committee did not approve the full annual option grants to our directors under the Director Plan which had been proposed for 2009.

No options grants have been approved in 2010 for directors as of the date of this proxy statement.

Compensation of Non-Employee Directors in 2009

The following table sets forth information concerning compensation paid or accrued for services rendered to Cost Plus in all capacities by the non-employee members of our Board of Directors for the fiscal year ended January 30, 2010.

Director Compensation Summary

For Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Joseph H. Coulombe	66,500	855	67,355
Christopher V. Dodds (3)	15,000	855	15,855
Clifford J. Einstein	46,500	855	47,355
Danny W. Gurr	64,500	855	65,355
Willem Mesdag	46,500	855	47,355
Kim D. Robbins	58,500	855	59,355
Fredric M. Roberts	105,000	855	105,855
Kenneth T. Stevens	67,000	855	67,855

(1)	Amounts do not reflect compensation actually received by the director. Instead the amounts included under the “Option Awards” column represent the aggregate grant date fair value of option awards granted during the fiscal year ended January 30, 2010, computed in accordance with Financial Accounting Standards Codification Topic, 718. See “Equity Compensation of Non-Employee Directors,” above for a full description of these awards. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010.
(2)	The aggregate number of shares subject to stock options outstanding at January 30, 2010 for each non-employee director was as follows:

Name	Aggregate Number of Option Awards Outstanding as of January 30, 2010
Joseph H. Coulombe	79,625
Christopher V. Dodds (3)	0
Clifford J. Einstein	29,500
Danny W. Gurr	90,000
Willem Mesdag	17,500
Kim D. Robbins	73,125
Fredric M. Roberts	145,000
Kenneth T. Stevens	17,500

(3)	Mr. Dodds did not seek re-election to our Board of Directors at the 2009 Annual Meeting held on June 18, 2009, and ceased to be a director on that date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of eight directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are presently directors. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Our management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such person’s successor has been elected and qualified. Nominations of persons for election to our Board of Directors may be made by any shareholder of our Company entitled to vote in the election of directors at the Annual Meeting who complies with the notice procedures set forth in our Bylaws.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the holders of the shares of our common stock represented in person or by proxy and entitled to vote on the proposal shall be elected to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

The names of the nominees, their ages as of the date of this proxy statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Joseph H. Coulombe	79	Independent management consultant	1995
Clifford J. Einstein	71	Retired, Founding Partner, Dailey and Associates Advertising	2007
Barry J. Feld	53	Chief Executive Officer and President	2001
Danny W. Gurr	52	Independent management consultant	1995
Willem Mesdag	56	Partner, Red Mountain Capital Partners LLC	2008
Kim D. Robbins	64	Retired retail executive	1999
Fredric M. Roberts	67	Retired investment banker	1999
Kenneth T. Stevens	58	Chief Executive Officer of philosophy, Inc.	2008

Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any director and executive officer of Cost Plus.

Mr. Coulombe has been engaged in independent management consulting since April 1995. Previously, he was employed in an executive capacity by several retailing and grocery businesses and as an independent business consultant. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport Chalet, Inc., a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. From November 1992 to February 1994, Mr. Coulombe was an independent business consultant. From March 1992 to October 1992, Mr. Coulombe served as Executive Vice President of Pacific Enterprises, with principal responsibility for Thrifty Corporation, an operator of drug and sporting goods chain stores. He also served as Co-Chairman of Thrifty Corporation during that time. From June 1989 through March 1992, Mr. Coulombe served as an independent business consultant. Mr. Coulombe is the founder of Trader Joe’s, a specialty food grocery chain, and he served as its Chief Executive Officer from 1957 to 1989. Mr. Coulombe currently serves as a director of True Religion Apparel, Inc., a manufacturer of high-end, contemporary, designer women’s and men’s jeans.

As the former chief executive officer and the founder of Trader Joe’s, as well as other retail establishments, Mr. Coulombe has a seasoned, broad business perspective of the retail industry which is of tremendous value to us. From prior positions as both an executive officer and director at Thrifty Corporation and as an independent consultant, he has extensive operating experience in the retail and consumer products industries. In addition, through his extensive executive management and board service experience on the boards of several public and private companies, Mr. Coulombe has developed the leadership, business judgment and consensus-building skills necessary to effectively lead our Board of Directors as non-executive Chairman.

Mr. Einstein served as Chairman of Dailey and Associates, an international advertising agency headquartered in West Hollywood, California, from 1994 until his retirement in 2006. Prior to his position as Chairman, Mr. Einstein served as President of Dailey and Associates from 1983 to 1994. He was Dailey and Associates’ original Executive Creative Director and served in that role as well for 35 years. Mr. Einstein currently serves as a director of Merchant House International, an Australian manufacturer of home textiles and footwear and Mapleton Communications LLC, a radio broadcasting company.

Mr. Einstein brings to our Board of Directors an extensive background spanning nearly forty years in the advertising industry. He contributes strong insight into our marketing and advertising programs from his involvement in leading brands such as White Stag Clothing, Gallo Winery, Mondavi Winery, Callaway Golf, Mattel Toys, LA Gear, Lawry’s Foods, Nestle Foods, Neutrogena and Safeway Stores. He has established a proven track record for creating relevant marketing strategies to build brand awareness and drive sales. His expertise in managing and directing product development, marketing, packaging, distribution and sales provides our Board of Directors with valuable insights as we continue to innovate and strengthen our core brand and grow our market share of brand merchandise.

Mr. Feld was appointed Chief Executive Officer and President of Cost Plus, Inc. in October 2005. From August 1999 until October 2005, Mr. Feld was President, Chief Executive Officer and Chairman of the Board of Directors of PCA International, Inc., the largest North American operator of portrait studios focused on serving the discount retail market. From November 1998 to June 1999, Mr. Feld was President and Chief Operating Officer of Vista Eyecare, Inc., a specialty eyecare retailer. He joined Vista Eyecare as a result of its acquisition of New West Eyeworks, Inc., where he had been serving as President and a director since May 1991 and as Chief Executive Officer and a director since February 1994. From 1987 to May 1991, Mr. Feld was with Frame-n-Lens Optical, Inc., where he served as its president prior to joining New West. Prior to that, he served in various senior management positions at Pearle Health Services for 10 years and, for a number of years, he served as an acquisition and turnaround specialist for optical retail groups acquired by Pearle. PCA International filed for protection under Chapter 11 of the federal Bankruptcy Code in August 2006. Mr. Feld also serves on the Santa Clara University Advisory Board.

As our Chief Executive Officer, President and a member of our Board of Directors, Mr. Feld draws upon over three decades of experience in an array of executive management roles in the retail industry. As Chief Executive Officer, he is responsible for determining our strategy and clearly articulating priorities as well as aligning and motivating the organization to execute effectively and ensure success. These skills, combined with Mr. Feld’s in-depth understanding of the Cost Plus customer, make him exceptionally qualified to serve on our Board of Directors.

Mr. Gurr served as Interim President and Chief Operating Officer of Cost Plus, Inc. from March 2005 until October 2005. Since September 2004, Mr. Gurr has also been serving as Director and President of Make Believe Ideas, Inc., a publisher of children’s books. From January 2002 until July 2003, Mr. Gurr served as the President of Quarto Holdings, Inc., a leading international co-edition publisher. From April 1998 to July 2001, Mr. Gurr served as President and a director of Dorling Kindersley Publishing Inc., a publisher of illustrated books, videos and multi-media products. From September 1991 to February 1998, Mr. Gurr served as President and Chief Executive Officer of Lauriat’s Books, Inc., an operator of various bookstore chains. From November 1995 until June 1997, Mr. Gurr served as President and Chief Executive Officer of Chadwick Miller, Inc., an importer and wholesaler of housewares and gifts. Mr. Gurr is a director of Hastings Entertainment, Inc., a leading multimedia entertainment retailer and Millennium House, a specialist book publisher.

Mr. Gurr brings to our Board of Directors over two decades of experience as both an executive officer and a director of domestic and international companies in the specialty retail sector and the consumer products industry. Mr. Gurr has hands-on operating experience at Cost Plus resulting in in-depth knowledge of our operations and business. In addition, he has extensive knowledge of the publishing industry, importation of goods and retail distribution which is of invaluable assistance to our Board of Directors.

Mr. Mesdag has been a Partner of Red Mountain Capital Partners LLC, an investment firm, since January 2005. Mr. Mesdag also serves as a director of 3i Group plc, Encore Capital Group, Inc. and Nature’s Sunshine Products, Inc. He previously served as Senior Advisor for the Davis Companies. He also served as the Vice Chairman of the Board of Skandia Group AB. Before establishing Red Mountain Capital Partners LLC, Mr. Mesdag was an investment banker at Goldman, Sachs & Co. Mr. Mesdag joined Goldman, Sachs & Co. in 1981 and became a General Partner in 1990. Prior to joining Goldman, Sachs & Co., he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll.

Through Mr. Mesdag’s extensive career in international investment banking and finance and having served on the board of a number of U.S. and European public companies, Mr. Mesdag brings to our Board of Directors significant expertise related to business and financial issues. In addition, as a securities lawyer and investment banker, Mr. Mesdag gained extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry.

Ms. Robbins is a retired retail executive who worked in various department store and specialty store businesses. From 1997 to 2002, Ms. Robbins was the Director of Product Development for Jack Nadel, Inc., a direct response promotion agency specializing in creative marketing and merchandise solutions. From 1996 to 1997, she was the Executive Vice President and General Merchandise Manager of House of Fabrics, Inc., which operates sewing and craft stores throughout the United States. From 1995 to 1996, she was the Vice President of Merchandising for Sport Chalet Inc., a sporting goods retailer. From 1976 to 1993, Ms. Robbins served in capacities of increasing responsibility at Carter Hawley Hale, culminating in her appointment as Senior Vice President and General Merchandising Manager.

Ms. Robbins brings to our Board of Directors a background spanning over 26 years of extensive retail experience in the department and specialty store business in management and operational roles. She has strong insight into product development, merchandise planning and promotion. In addition to her industry experience, Ms. Robbins’ service on our compensation committee since 1999 has provided her with the strong background in executive compensation necessary to serve as chairperson of our Compensation Committee. She is also one of our longest serving members on our Board of Directors and therefore she has a deep understanding of the Company’s business and operations.

Mr. Roberts is retired and was appointed Chairman of our Board in March 2005. Mr. Roberts served as President of F.M. Roberts & Company, Inc., an investment-banking firm he established in 1980, for more than 20 years. Mr. Roberts has over 30 years of investment banking experience, including executive corporate finance positions with Lehman Brothers, Loeb, Rhoades & Co., E.F. Hutton & Co. and Cantor, Fitzgerald & Co., Inc. Mr. Roberts served as 1993 Chairman of the Board of Governors of the National Association of Securities Dealers, which at that time owned and operated The Nasdaq Stock Market. From 1994 to 1996, he was a member of the Nasdaq Board of Directors and its Executive Committee. Mr. Roberts also served as a director and Chairman of the Compensation Committee of Tween Brands, Inc, a specialty retailer of branded apparel and lifestyle products for girls from February, 2003 until December, 2009.

With three decades of investment banking experience advising corporate clients on strategic and financial issues, Mr. Roberts brings valuable strategic expertise to our Board of Directors. Mr. Roberts brings a deep understanding of the Nasdaq Stock Market LLC and National Association of Securities Dealers, having served on their boards and committees. Mr. Roberts has strong leadership and consensus-building capabilities as well as a solid understanding of finance and corporate governance.

Mr. Stevens has been the chief executive officer of philosophy, Inc., a skin care and beauty company, since May 2009. He was the president, chief operating officer and secretary of Tween Brands, Inc., a publicly traded retailer with 785 locations in the U.S., from 2006 through 2008. From 2002 until 2006, Mr. Stevens worked at Limited Brands, Inc., where he held various positions, the most recent of which was executive vice president and chief financial officer. Prior to working at Limited Brands, Inc., Mr. Stevens worked at several private and public companies, including Bank One Retail Group, PepsiCo, Inc. and General Mills, Inc. From 1983 to 1991, Mr. Stevens was a partner at McKinsey & Company, Inc. Mr. Stevens served on the boards of Virgin Mobile USA, Inc. and Spartan Stores, Inc. until 2009.

Mr. Stevens brings to our Board of Directors over two decades of experience as a financial executive officer and member of the board of directors and audit committees of three public companies. His extensive financial and accounting expertise as chief financial officer, deep understanding of accounting principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations, provide him with the financial acumen and skills necessary to serve as chairman of our Audit Committee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the financial statements of our Company for the current fiscal year ending January 29, 2011 and recommends that the shareholders ratify this selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Related Fees for Fiscal Years 2009 and 2008

The aggregate professional fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) for the audit of our annual financial statements for fiscal 2009 and 2008 and fees billed or to be billed for audit related services, tax services and all other services rendered by Deloitte for these periods were as follows:

	2009		2008
Audit fees (1)	$971,500	(2)	$1,096,012
Audit-related fees (3)	—		—
Tax fees (4)	—		—
All other fees	—		—

Total Fees:	$971,500		$1,096,012

(1)	Audit Fees—These are fees for professional services performed by Deloitte and include the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Deloitte’s own audit of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	The audit fees for the fiscal year 2009 audit are preliminary.
(3)	Audit-related Fees—These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. Audit related services consist of consultation on various accounting matters.
(4)	Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. Deloitte performed no such services for us in fiscal 2009 or 2008.

The Audit Committee pre-approved all audit services, audit related services and other services and concluded that the provision of such services by Deloitte was compatible with maintaining auditor independence. The Audit Committee’s current practice is to consider and approve in advance all proposed audit and non-audit services to be provided by our independent registered public accounting firm.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended January 30, 2010.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of Cost Plus’ financial statements, its accounting policies and procedures, its compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of Cost Plus’ internal audit function and independent registered public accounting firm, disclosure controls and procedures and risk assessment and risk management. The Audit Committee manages Cost Plus’ relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cost Plus for such advice and assistance.

The Company’s management has primary responsibility for preparing Cost Plus’ financial statements and for its financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of Cost Plus’ audited financial statements with accounting principles generally accepted in the United States. We monitor and review these processes, as well as the integrity of Cost Plus’ consolidated financial statements and its system of internal controls. However, we are not professionally engaged in the practice of accounting or auditing and we are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, we:

•	reviewed and discussed Cost Plus’ audited consolidated financial statements for the fiscal year ended January 30, 2010 with management and Deloitte & Touche LLP;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, (The Auditor’s Communication With Those Charged With Governance);

•

received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte & Touche LLP their independence from Cost Plus; and

•

reviewed management’s report on internal controls as well as the independent registered public accounting firm’s report to Cost Plus as to its review of the effectiveness of Cost Plus’ internal controls as required under Section 404 of the Sarbanes-Oxley Act.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that Cost Plus’ audited consolidated financial statements for the fiscal year ended January 30, 2010 be included in Cost Plus’ Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

Kenneth T. Stevens, Chairman

Joseph H. Coulombe

Danny W. Gurr

Fredric M. Roberts

REPORT OF THE COMPENSATION COMMITTEE

The information in the following report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Cost Plus specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the fiscal year ended January 30, 2010 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the fiscal year ended January 30, 2010 for filing with the SEC.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

Kim D. Robbins, Chairperson

Clifford J. Einstein

Willem Mesdag

Frederic M. Roberts

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, no member of the Compensation Committee was an officer or employee or former officer or employee of Cost Plus or any of its subsidiaries. No member of the Compensation Committee or executive officer of Cost Plus served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee. Finally, no member of the Compensation Committee had any other relationship requiring disclosure in this section.

COMPENSATION DISCUSSION AND ANALYSIS

AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation programs as they apply to our executive officers, including those listed in the Summary Compensation Table below. The executive compensation program is designed to ensure that the interests of executive officers are closely aligned with those of shareholders.

Executive Compensation Program Objectives and Philosophy

We seek to develop and implement compensation programs that will attract, retain, and reward employees and leaders who are key to our successful growth. Our executive compensation program is designed to reward key leaders for high levels of performance and to maximize shareholder value over time.

The objectives of our executive compensation program are:

•	To align compensation with company performance in meeting both short-term and long-term business objectives and with the interests of our shareholders;

•	To enable us to attract, retain and reward leaders who are key to our continued successful growth; and

•	To reward high levels of performance, with pay-at-risk increasing at higher levels of the organization.

Our compensation philosophy is to set base salary ranges at approximately the competitive market median and to provide annual cash bonus incentive opportunities and long-term, equity-based incentive opportunities at median levels, with increasing upside potential for exceeding targets. We do not have a set policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The appropriate levels and mix of compensation are reviewed annually by our Compensation Committee based on information provided by its compensation consultant and on other factors described below. Our objectives are to ensure competitive base compensation to attract and retain executive talent, to reward performance on an annual basis in the form of cash incentives for performance exceeding specific short-term goals, and to provide equity compensation to enhance employee retention and to align shareholder and employee interests to maximize long-term value creation.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors oversees our executive compensation program. The Compensation Committee currently consists of independent directors Kim Robbins, Chairperson, Clifford Einstein, Willem Mesdag, and Fredric Roberts. The Committee is responsible to the Board of Directors for reviewing and approving executive compensation program elements, salary levels, incentive compensation and benefit plans for our Chief Executive Officer and our other executive officers. The Charter of the Compensation Committee is posted on our website at http://worldmarketcorp.com/assets/corporate_files/compensation_com_charter.pdf.

Executive Compensation Process

At the beginning of each fiscal year, the Compensation Committee reviews the compensation of the Chief Executive Officer and our other senior executives. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. The executive officers are not present during these discussions. The Chairman of the Committee then makes compensation recommendations to the Compensation Committee regarding the Chief Executive Officer, who is not present at this time.

In making compensation recommendations and decisions for the officers, the Compensation Committee considers a number of factors, including market data provided by its outside consultant, an internal review of each executive’s compensation, both individually and relative to other officers, individual performance and expected future contributions, retention needs, and our performance.

During 2009, in the context of the severe economic downturn as well as our continued turnaround efforts, the Compensation Committee took the following actions:

•	No salary increases were awarded to executive officers.

•

The annual Management Incentive Plan for all eligible employees, including executive officers was suspended until such time that we begin to generate positive cash flow and are in a position to fund incentive payments.

•	Stock option grants were awarded as the sole retention vehicle.

These actions were made in an effort to balance our interests, the interests of our shareholders, and the interests of our executives during these unprecedented times. These measures were also part of a company-wide expense reduction strategy for fiscal 2009.

Compensation Consultant and Benchmark Group

The Compensation Committee periodically retains Mercer (US) Inc. (“Mercer”) to review the competitiveness of our executive compensation program for our Chief Executive Officer and other senior executives, including the officers listed in the Summary Compensation Table, whom we refer to as our Named Executive Officers.

In fiscal 2008 Mercer evaluated the competitiveness of our total executive compensation, including base salary, target annual cash incentive opportunity, long term incentives, and equity usage. However, in fiscal 2009, we did not use Mercer to evaluate our compensation practices nor did we make any changes in our levels of executive compensation. Nevertheless, in fiscal 2009, Mercer conducted an equity usage and dilution analysis, because stock option awards became the primary compensation tool for retention. Other than the 2009 equity and dilution analysis, Mercer has not provided us with any other services in 2009.

In fiscal 2008 we revised the seven-company peer group that we had used in 2007. We excluded The Bombay Company, Inc. from the peer group due to its bankruptcy filing. On Mercer’s recommendation we retained the other six companies: Bed Bath & Beyond Inc; Williams-Sonoma, Inc; Pier 1 Imports, Inc.; Restoration Hardware, Inc.; Kirkland’s Inc.; and Tuesday Morning Corporation. We also added Jo-Ann Stores, Inc., Ethan Allen Interiors Inc., and Haverty Furniture Companies, Inc., bringing our fiscal 2008 peer group to nine organizations. The median revenue size of the 2008 peer group continues to be closely aligned with Cost Plus’ revenue size. The peer group companies were chosen because of their general similarity to Cost Plus in business and merchandise focus as well as the fact that they compete with Cost Plus for executive talent.

The Compensation Committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans, and practices. The Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Components of Executive Compensation

Base Salary

The Compensation Committee determines base salaries annually for each executive based on the competitive market and the other factors described above. In response to the downturn in the economic environment and consistent with our cost reduction strategy and in line with our corporate performance, no changes were made to the base salaries of the executive officers in 2009.

Management Incentive Plan

Our Management Incentive Plan (cash incentive program) is a key element of our philosophy to pay our executives for actual performance. The Management Incentive Plan rewards executives for the achievement of short-term goals established by the Compensation Committee near the beginning of each fiscal year.

For fiscal 2009, the Compensation Committee and management agreed that any incentive plan should be based on achievement of EBITDA (earnings before interest, taxes, depreciation and amortization). We also believe that no bonus compensation should be awarded without generating positive cash flow. Given the Company was in the midst of a turnaround and was not forecasting the level of EBITDA required to permit an incentive plan design, with these objectives, we suspended the Management Incentive Plan in 2009.

Long-term Incentive Program

Our Compensation Committee believes that long-term, equity-based incentive compensation programs align the interests of management, employees and our shareholders in creating long-term shareholder value. Our 2004 Stock Plan provides for the grant of options to purchase shares of our common stock as well as for grants of full value awards, such as restricted stock, restricted stock units, performance shares and performance units. Prior to fiscal 2006, the only types of awards that had been made under the Plan were stock options.

The Compensation Committee considers various factors, such as share dilution levels, individual performance, retention concerns, the value of outstanding grants held by executives and the practices of peer group companies in determining the size and type of equity-based awards to Named Executive Officers. Beginning in fiscal 2006, the Compensation Committee also determined that including a performance share award component in the long-term incentive program would strengthen the alignment of the executive compensation program with corporate performance, help control the rate at which shares of common stock are utilized under the 2004 Stock Plan, and would assist in managing the higher accounting charges associated with stock options.

For fiscal 2009, the Compensation Committee determined to grant only stock options and not to grant performance shares until Cost Plus’ performance achieved more predictable levels and performance share targets would be more meaningful. The Committee also decided to continue to grant stock options in fiscal 2009 in larger quantities than in preceding years in order to retain talented employees through the turnaround effort. With no salary increases, no bonus payouts, no vested equity incentives “in the money,” and Cost Plus’ perceived vulnerability to an unsolicited takeover, the Compensation Committee viewed the larger stock option grant as the most meaningful retention vehicle. In fiscal 2009, each of our named executive officers was awarded an option grant to purchase 30,000 to 35,000 shares of our common stock. Our Chief Executive Officer was granted an option to purchase 100,000 shares of our common stock. All of these options have terms of seven years and have a cliff vesting provision, with the options fully vesting in two years from the date of the grant. For these options, the Compensation Committee decided to deviate from the customary ratable four year vesting to a two year cliff vesting to further increase the retentive value of the award.

2010 Actions

On April 7, 2010, the Compensation Committee adopted the 2010 Management Incentive Plan and also approved the bonus goals under the 2010 Management Incentive Plan for certain eligible employees, which includes the executive officers.

Pursuant to the 2010 Management Incentive Plan, eligible employees may receive performance-based compensation in the form of cash bonuses based on the Company’s achievement of its overall earnings goal for the fiscal year ending January 29, 2011. The material terms of the 2010 Management Incentive Plan are as follows:

•	The cash bonuses are based solely on the achievement of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) goals (excluding costs associated with store closures).

•

Each eligible employee is assigned an annual incentive payout target percentage, varying by position. The incentive payout target is 100% of base salary for the Company’s Chief Executive Officer and 30% to 60% of base salary for the executive officers.

•

A participant is eligible to receive 0% to 100% of his or her incentive payout target based on EBITDA performance levels. No incentive payouts will be made until the Company reaches a minimum EBITDA performance level which exceeds the Board of Director approved financial plan for fiscal 2010.

•

To receive an incentive bonus award under the Plan, each eligible employee must have actively worked for the Company for at least six months during the applicable fiscal year and must be actively employed with the Company at the time the bonuses are paid, or be on an approved leave of absence from which he or she returns to actively work for the Company for at least one month. In addition, each eligible employee must be in Good Standing (as defined in the 2010 Management Incentive Plan) throughout the fiscal year.

The aggregate maximum potential cash incentive bonus award payout for the fiscal year ending January 29, 2011 for all eligible executive officers is approximately $1.8 million.

Award Grant Process

The Compensation Committee has adopted a formal policy for administering grants of awards under our 2004 Stock Plan and 1996 Director Option Plan. Under this policy, all awards under both Plans must be approved by the Committee. The policy provides that the exercise price of stock options will be the closing price of the common stock on the date of the meeting or the effective date of an action by the written consent of the Committee members unless a future grant date is specified by the Committee. The policy provides that the Committee may not make awards to officers or directors with a grant date occurring during the restricted trading periods observed by Cost Plus pending the release of financial results. Grants that are authorized during these periods must specify a specific future grant date, which will typically be at the end of the second full day of trading following the public release of financial results.

Perquisites and Other Benefits

Our executives receive no perquisites or benefits that are not also available to other eligible employees in the Company.

We have a 401(k) plan with a provision for an employer match. All of our executives and eligible employees may participate in the plan. In fiscal 2009, as another part of our cost reduction strategy, the employer match was suspended. We will continue to reevaluate our ability to reinstate the employer match in future years.

Employment and Severance Agreements; Change in Control Arrangements

Other than the employment agreement with our Chief Executive Officer, Barry J. Feld, that we entered into when he commenced employment with Cost Plus in October 2005 and that we amended in March and December of 2008, we do not have employment agreements with our executive officers. The terms of Mr. Feld’s agreement are discussed below and under the caption “Employment and Related Agreements; Change in Control Arrangements.”

We have entered into severance agreements with our executive officers and certain other officers. These agreements, as well as Mr. Feld’s employment agreement, provide for payments to the officers in certain circumstances upon their involuntary termination, including termination following a change of control (as these terms are defined in the agreements).

Late in fiscal 2007, our Board of Directors and our Compensation Committee became concerned that Cost Plus faced an increased risk of losing its executives to competitors and requested its compensation consultant to review the existing severance provisions for our executives. Mercer delivered its report to the Committee in February 2008 and made various recommendations regarding Cost Plus’ severance arrangements designed to align the Company’s severance structure more closely with its peer group. These included recommendations to add benefits continuation provisions to the agreements and to extend the agreements to certain executives deeper in the organization. Mercer also recommended certain amendments to Mr. Feld’s employment agreement, including an increase in his base salary, which had not been adjusted since he joined Cost Plus, an increase in his target cash incentive to 100% of base salary, an increased stock option grant and enhancements to his severance pay, continuation of benefits following an involuntary termination of employment for the COBRA period (up to 18 months), long-term disability providing for a benefit of at least 50% of his base salary and an extension of his contract term. Following further consideration of these recommendations by the Committee and consultation with the Board of Directors, Cost Plus entered into an amended employment agreement with Mr. Feld in March 2008. The existing employment severance agreements with the Named Executive Officers and certain other executives were amended in May 2008, and Cost Plus entered into severance agreements with certain other executives who had not previously had such agreements.

Additional information regarding Mr. Feld’s employment agreement and the severance agreements with other executives is presented below under the caption “Employment and Related Agreements; Change in Control Arrangements.”

Our 2004 Stock Plan provides that in the event of a change of control of Cost Plus, as that term is defined in the 2004 Stock Plan, outstanding stock awards granted under the 2004 Stock Plan shall become fully vested. We may also elect to take certain other actions in the event of a change of control, including accelerating, terminating and canceling outstanding awards in exchange for a per share payment for each share subject to the outstanding awards equal to the number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in connection with the change of control, reduced in some cases by the per share strike price. We may also elect to have deferred stock units assumed by the acquirer for distribution according to their existing distribution schedule.

Our Board and the Compensation Committee believe the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change-in-control severance benefits should eliminate, or at least reduce, any reluctance or bias on the part of senior management to pursue potential change-in-control transactions that may be in the best interests of shareholders, while simultaneously preserving their neutrality in the negotiation and execution of a transaction favorable to shareholders. In addition, the security of competitive change-in-control severance arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which Cost Plus requires focused and thoughtful leadership to ensure a successful outcome.

Tax and Accounting Considerations

In designing our compensation programs, we generally take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within reasonable affordability levels.

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers. Under Section 162(m), Cost Plus may deduct such compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as qualification of the compensation as “performance-based compensation” under Section 162(m)).

The cash compensation (base salary and cash incentive) paid to our Chief Executive Officer and our four other most highly compensated executive officers for fiscal 2009 was fully deductible for federal income tax purposes because it was less than $1 million per officer. Our Management Incentive Plan, which provides executives the opportunity to receive cash incentive payments, is currently not considered “performance- based” under Section 162(m). Accordingly, if the total of base salary, cash incentive payments and other non-performance-based compensation paid to these executives should exceed $1 million to an executive the amounts over that level would be non-deductible for federal income tax purposes.

We believe that each stock option granted to our Chief Executive Officer and each of our four other most highly compensated executive officers in fiscal 2009 should qualify as performance-based compensation under Section 162(m) and therefore should be fully deductible by us if they are exercised. The performance shares granted to these executives in fiscal 2008 were intended to qualify as performance-based compensation under Section 162(m) and should also have been fully deductible had they been earned.

In designing our compensation programs, we also take into consideration the impact of Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Consequently, we terminated our nonqualified deferred compensation plan effective March 1, 2006 due to the complexities and restrictions of Section 409A. In addition, we structured our employment severance agreements and our equity awards in a manner intended either to avoid the application of Section 409A or to comply with its requirements.

Also of consideration is Section 280G and related Internal Revenue Code sections, which provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with our change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Although our employment agreement with our Chief Executive Officer provides a gross-up for tax amounts he might pay pursuant to Section 280G, we have not provided any other executive officer or director with a gross-up or other reimbursement amount for Section 280G-related taxes.

Compensation Tables

The following table presents information concerning the total compensation of Cost Plus’ Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers serving at the end of fiscal 2009*, and former executive officers (the “Named Executive Officers”) for services rendered to Cost Plus in all capacities for the fiscal year ended January 30, 2010:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Barry J. Feld	2009	800,000	57,000	5,645	862,645
President and Chief Executive Officer	2008	800,000	440,000	7,413	1,247,413
	2007	675,000	195,000	6,812	876,812

Jane L. Baughman	2009	325,000	19,950	1,780	346,730
Executive Vice President, Chief Financial Officer and Corporate Secretary	2008	325,000	61,600	9,984	396,584
	2007	281,731	39,000	10,061	330,792

Jeffrey A. Turner (3)	2009	300,000	19,950	720	320,670
Executive Vice President, Operations	2008	—	—	—	—
	2007	—	—	—	—

Elizabeth J. A. Allen (3)	2009	300,000	19,950	720	320,670
Senior Vice President, Marketing	2008	—	—	—	—
	2007	—	—	—	—

Carrie F. Crooker (3)	2009	285,000	17,100	1,561	303,661
Senior Vice President, Store Operations	2008	—	—	—	—
	2007	—	—	—	—

Rayford K. Whitley *	2009	96,406	19,950	225,000	341,356
Former Senior Vice President, Supply Chain	2008	300,000	61,600	9,832	371,432
	2007	296,154	46,800	9,826	352,780

George K. Whitney (4)*	2009	375,000	19,950	390,822	785,772
Former Senior Vice President, Merchandising	2008	347,308	61,600	9,043	417,951
	2007	325,000	46,800	855	372,655

*	Mr. Rayford K. Whitley’s and Mr. George K. Whitney’s employment with the Company terminated on May 8, 2009 and January 25, 2010, respectively.
(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts represent the aggregate grant date fair value related to option awards granted in the year indicated, pursuant to Statement of Financial Accounting Standards Codification Topic 718. The amounts for stock options from prior years were restated to reflect aggregate grant date fair value. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.
(2)	Consists of matching contributions made by Cost Plus under its tax-qualified 401(k) Plan and life insurance premiums paid by Cost Plus, except that the 2009 amount includes $389,380 in severance payments accrued when Mr. Whitney’s employment with the Company terminated on January 25, 2010 and $225,000 consulting payments to Mr. Whitley during fiscal 2009.
(3)	Compensation for Mr. Turner, Ms. Allen and Ms. Crooker is provided only for fiscal 2009 because they were not Named Executive Officers in fiscal 2008 or 2007.
(4)	George K. Whitney’s annual base salary for fiscal 2009 reflects the annualized salary related to an increase he received during fiscal 2008.

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 30, 2010.

Grants of Plan-Based Awards

For Fiscal Year 2009

Name	Grant Date	Approval Date	All Other Option Awards Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Barry J. Feld	3/23/09	3/4/2009	100,000	0.89	57,000
Jane L. Baughman	3/23/09	3/4/2009	35,000	0.89	19,950
Jeffrey A. Turner	3/23/09	3/4/2009	35,000	0.89	19,950
Elizabeth J.A. Allen	3/23/09	3/4/2009	35,000	0.89	19,950
Carrie F. Crooker	3/23/09	3/4/2009	30,000	0.89	17,100
Rayford K. Whitley (4)	3/23/09	3/4/2009	35,000	0.89	19,950
George K. Whitney (4)	3/23/09	3/4/2009	35,000	0.89	19,950

(1)	Reflects options to purchase common stock granted pursuant to the 2004 Stock Plan which have terms of seven years and have a cliff vesting provision, with the options fully vesting in two years from the date of the grant. For more information regarding these options, see the section entitled “Employment and Related Agreements; Change in Control Arrangements” below.
(2)	The exercise price for the stock option was the closing price of our common stock on the grant date, as reported on the Nasdaq Stock Market.
(3)	The grant date fair value of options is based on the fair value calculated pursuant to Statement of Financial Accounting Codification Topic 718. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010.
(4)	Mr. Rayford K. Whitley’s and Mr. George K. Whitney’s employment with the Company terminated on May 8, 2009 and January 25, 2010, respectively. At the time of the termination of Messrs. Whitley and Whitney’s employment, none of the options had vested due to a two year cliff vesting provision.

The following table presents certain information concerning equity awards held by the Named Executive Officers at the end of the fiscal year ended January 30, 2010.

Outstanding Equity Awards

at Fiscal 2009 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Barry J. Feld	4,000	(2)	—		—	24.00	2/28/2011
	5,000	(2)	—		—	20.00	11/05/2011
	4,500	(2)	—		—	21.80	7/22/2012
	6,000	(2)	—		—	22.96	2/26/2013
	12,000	(2)	—		—	38.50	2/26/2014
	12,000	(2)	—		—	26.88	4/01/2012
	200,000		—		—	15.34	10/25/2012
	25,000		25,000	(3)	—	9.38	5/07/2014
	62,500		187,500	(4)	—	3.61	3/24/2015
	—		100,000	(5)	—	0.89	3/23/2016

Jane L. Baughman	2,500		—		—	16.63	2/24/2010
	2,500		—		—	24.00	2/28/2011
	1,667		—		—	21.85	8/22/2011
	4,678		—		—	20.00	11/02/2011
	4,000		—		—	24.31	2/27/2012
	2,229		—		—	22.96	2/26/2013
	2,500		—		—	38.50	2/26/2014
	322		—		—	20.00	11/02/2011
	3,771		—		—	22.96	2/26/2013
	7,500		—		—	38.50	2/26/2014
	10,000		—		—	26.88	4/01/2012
	7,500		2,500	(6)	—	19.17	2/14/2013
	5,000		5,000	(3)	—	9.38	5/07/2014
	15,000		15,000	(7)	—	4.10	9/05/2014
	8,750		26,250	(4)	—	3.61	3/24/2015
	—		35,000	(5)	—	0.89	3/23/2016

Jeffrey A. Turner	10,000		10,000	(8)	—	4.34	9/17/2014
	8,750		26,250	(4)	—	3.61	3/24/2015
	—		35,000	(5)	—	0.89	3/23/2016

Elizabeth J.A. Allen	6,250		18,750	(9)	—	1.17	9/15/2015
	—		35,000	(5)	—	0.89	3/23/2016

Carrie F. Crooker	5,000		—		—	31.33	5/20/2013
	5,000		—		—	38.50	3/26/2014
	10,000		—		—	26.88	4/1/2012
	7,500		2,500	(6)	—	19.17	2/14/2013
	3,750		3,750	(3)	—	9.38	5/7/2014
	5,000		15,000	(4)	—	3.61	3/24/2015
	—		30,000	(5)	—	0.89	3/23/2016

Rayford K. Whitley (10)	—		—		—	—	—

George K. Whitney (11)	15,000		—		—	10.75	4/25/2010
	6,000		—		—	9.38	4/25/2010
	8,750		—		—	3.61	4/25/2010

(1)	All options were granted pursuant to our 2004 Stock Plan or the predecessor plan, except as otherwise noted, with an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The options granted pursuant to the 2004 Stock Plan and predecessor plan have terms of seven years and 10 years, respectively.
(2)	Granted to Mr. Feld under the 1996 Director Stock Option Plan.
(3)	Granted on May 7, 2007 and vest annually at a rate of 25% per year.
(4)	Granted on March 24, 2008 and vest annually at a rate of 25% per year.
(5)	Granted on March 23, 2009 and fully vest on March 23, 2011.
(6)	Granted on February 14, 2006 and vest annually at a rate of 25% per year.
(7)	Granted on September 5, 2007 and vest annually at a rate of 25% per year.
(8)	Granted on September 17, 2007 and vest annually at a rate of 25% per year.
(9)	Granted on September 15, 2008 and vest annually at a rate of 25% per year.
(10)	Mr. Whitley’s employment with the Company terminated on May 8, 2009.
(11)	Mr. Whitney’s employment with the Company terminated on January 25, 2010.

Fiscal 2009 Potential Payments Upon Termination or Change In Control

The following table shows the amounts each of our Named Executive Officers (other than Mr. Whitley, whose employment terminated on May 8, 2009 and Mr. Whitney, whose employment terminated on January 25, 2010) would receive upon termination or change in control under the employment severance agreements currently in place, assuming that these agreements were in place on January 30, 2010, the last business day of our most recently completed fiscal year, and that the termination had taken place on that date. For Messrs. Whitley and Whitney, the table shows the amounts such individuals received in connection with the termination of their employment.

Name	Benefit	Involuntary Termination (1)		Voluntary Termination ($)	Death ($)	Disability ($)
		Before Change in Control ($)	After Change in Control ($)
Barry J. Feld	Continuation of Salary (2)	2,400,000	3,200,000	—	—	—
	Bonus payout (3)	800,000	800,000	—	—	—
	Continuation of Medical/Welfare Benefits	17,740	17,740	—	—	—
	Acceleration of stock options (5)	31,000	31,000	—	—	—
	Total	3,248,740	4,048,740

Jane L. Baughman	Continuation of Salary (4)	325,000	487,500	—	—	—
	Bonus payout (3)	—	—	—	—	—
	Continuation of Medical/Welfare Benefits	8,261	12,392	—	—	—
	Acceleration of stock options (5)	—	10,850	—	—	—
	Total	333,261	510,742

Jeffrey A. Turner	Continuation of Salary (4)	300,000	450,000	—	—	—
	Bonus payout (3)	—	—	—	—	—
	Continuation of Medical/Welfare Benefits	11,827	17,740	—	—	—
	Acceleration of stock options (5)	—	10,850	—	—	—
	Total	311,827	478,590

Elizabeth J.A. Allen	Continuation of Salary (4)	300,000	450,000	—	—	—
	Bonus payout (3)	—	—	—	—	—
	Continuation of Medical/Welfare Benefits	11,827	17,740	—	—	—
	Acceleration of stock options (5)	—	11,413	—	—	—
	Total	311,827	479,153

Carrie F. Crooker	Continuation of Salary (4)	285,000	427,500	—	—	—
	Bonus payout (3)	—	—	—	—	—
	Continuation of Medical/Welfare Benefits	11,389	17,083	—	—	—
	Acceleration of stock options (5)	—	9,300	—	—	—
	Total	296,389	453,883

Rayford K. Whitley	Continuation of Salary	225,000	—	—	—	—
	Bonus payout	—	—	—	—	—
	Continuation of Medical/Welfare Benefits	4,079	—	—	—	—
	Acceleration of stock options	—	—	—	—	—
	Total	229,079	—

George K. Whitney	Continuation of Salary	389,380	—	—	—	—
	Bonus payout	—	—	—	—	—
	Continuation of Medical/Welfare Benefits	23,173	—	—	—	—
	Acceleration of stock options	—	—	—	—	—
	Total	412,553	—

(1)	The definitions of “involuntary termination” found in Mr. Feld’s employment agreement, as amended, and the employment severance agreements are set forth below under the caption “Employment and Related Agreements; Change in Control Arrangements.”
(2)	The provisions of Mr. Feld’s employment agreement, as amended, relating to compensation in the cases of involuntary termination both prior to a change of control or more than 18 months following a change of control agreements are set forth below under the caption “Employment and Related Agreements; Change in Control Arrangements”.
(3)	Mr. Feld’s employment agreement, as amended, provides, in the case of involuntary termination, for the payment of 100% of Mr. Feld’s target bonus for the year of termination, pro-rated by the portion of the year prior to the termination. The severance agreements of each of our Named Executive Officers, excluding our Chief Executive Officer, provides for payment of a pro rata portion of such executive officer’s fiscal year target bonus, if any would have been earned, under Cost Plus’ then effective management incentive plan. The Company suspended its Management Incentive Plan in fiscal 2009.
(4)	The provisions of the employment severance agreements relating to compensation in the cases of involuntary termination both prior to a change of control or more than 12 months following a change of control agreement are set forth below under the caption “Employment and Related Agreements; Change in Control Arrangements.”
(5)	Based on the aggregate market value of unvested option grants and assuming the triggering event took place on the last business day of fiscal 2009 (January 29, 2010), and the price per share of Cost Plus’ common stock is the closing price on the NASDAQ Global Select Market as of that date ($1.20). Aggregate market value for options is computed by multiplying (i) the difference between $1.20 and the exercise price of the option, by the number of shares underlying unvested options at January 29, 2010. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Employment and Related Agreements; Change in Control Arrangements

Feld Employment Agreement

We entered into an employment agreement with our Chief Executive Officer, Barry J. Feld, when he joined the Company in that capacity on October 24, 2005. This agreement was amended on March 12, 2008 and again on December 15, 2008. The amended agreement extends Mr. Feld’s employment term by three years to October 24, 2012. Effective February 1, 2008, Mr. Feld’s base salary was increased to $800,000 per year, which will be reviewed on an annual basis and may be increased by the Board. Commencing with the 2008 fiscal year, Mr. Feld is eligible for an annual performance bonus target of 100% of his base salary upon achievement of financial and other goals under the Cost Plus Management Incentive Plan or any successor plan, as determined by the Board or Compensation Committee of the Board. Additionally, Mr. Feld is eligible for an annual bonus above the target percentage upon exceptional achievement in exceeding the financial goals established by the Board or Compensation Committee. The Board or Compensation Committee may increase the target bonus in any subsequent year in their sole discretion. Payments made under the employment agreement are eligible for a tax gross-up in the event such payments constitute “parachute payments” within the meaning of Section 280G of the Code.

In the event Mr. Feld’s employment is terminated involuntarily (other than for cause) by Cost Plus prior to a change of control, or more than 18 months following a change of control, Mr. Feld is entitled to receive additional severance compensation, acceleration of his stock options, and certain continued benefits, provided he executes and does not revoke a release of claims within forty-five days of his termination. The severance compensation is made up of two parts: (1) an amount equal to two times the sum of Mr. Feld’s current base compensation and target bonus in the year of termination, less applicable tax withholdings, which will be payable ratably over two years following Mr. Feld’s termination in accordance with Cost Plus’ standard payroll practice, and (2) a lump sum amount equal to 100% of Mr. Feld’s target bonus for the year of termination (pro rated to the date of termination). In addition, any unvested stock options held by Mr. Feld will be accelerated and vested in full; any restricted stock units with service-based vesting will vest 100%; and any outstanding performance share awards will accelerate their vesting based upon the achievement of the target performance level (pro rated to the date of termination). He will also be entitled to reimbursement of premiums paid to continue participation in the Company’s health, dental and vision insurance plans for a period of up to 18 months.

In the event Mr. Feld’s employment is terminated involuntarily (other than for cause) by the Company on or within the 18-month period after a change of control, Mr. Feld is entitled to receive additional severance compensation, acceleration of his options, and certain continued benefits, provided he executes and does not revoke a release of claims within forty-five days of his termination. The severance compensation is made up of two parts: (1) a lump sum amount equal to three times the sum of Mr. Feld’s current base compensation and target bonus in the year of termination, less applicable tax withholdings, which will be payable within 30 days after the effectiveness of Mr. Feld’s release of claims, and (2) a lump sum amount equal to 100% of Mr. Feld’s target bonus for the year of termination (pro rated to the date of termination). In addition, any unvested stock options held by Mr. Feld will be accelerated and vested in full and any outstanding performance share awards will accelerate their vesting based upon the achievement of the target level (pro rated to the date of termination). He will also be entitled to reimbursement of premiums paid to continue participation in the Company’s health, dental and vision insurance plans for a period of up to 18 months. Under the terms of the Company’s 2004 Stock Plan, any outstanding restricted stock units will vest 100% upon a change of control.

Mr. Feld’s employment agreement defines “involuntary termination” as (i) our termination of Mr. Feld’s employment other than for cause; (ii) a material reduction in Mr. Feld’s base salary that is not part of a general reduction of officer salaries; (iii) a material reduction in the executive’s duties, responsibilities or authority; (iv) our material breach of any material provision of the agreement which is uncured for 30 days following notice. “Cause” is defined in this agreement as (i) Mr. Feld engages in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of Cost Plus or a material breach of the employment agreement and fails to cure such default within 30 days after receipt of written notice of default from Cost Plus; (ii) the commission of an act of fraud or embezzlement resulting in loss, damage or injury to Cost Plus, whether directly or indirectly; (iii) Mr. Feld’s use of narcotics, liquor or illicit drugs has had a detrimental effect on the performance of his employment responsibilities, as determined by Cost Plus’ Board of Directors; (iv) Mr. Feld’s violation of his obligations of non-solicitation or confidentiality contained in the employment agreement; (v) the conviction of, or plea of nolo contendere by, Mr. Feld on a felony or misdemeanor charge that is either in connection with the performance of Mr. Feld’s obligations to Cost Plus or that shall adversely affect his ability to perform such obligations; (vi) gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of the Agreement or any other agreement in favor of Cost Plus; or (vii) the commission of an act constituting unfair competition with Cost Plus or inducing any vendor or supplier of Cost Plus to break a contract with Cost Plus.

Mr. Feld’s employment agreement defines “change of control” as: (i) the acquisition by any person of securities representing 50% or more of the voting power of our outstanding securities; (ii) a change in the composition of the Board of Directors within a two-year period resulting in a minority of incumbent directors; (iii) a merger or consolidation in which our shareholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity immediately after the transaction or approval by shareholders of a plan of our complete liquidation or of an agreement for our sale or disposition of all or substantially all of our assets; or (iv) the sale or disposition of all or substantially all of our assets.

In the event that Mr. Feld voluntarily terminates his employment with the Company during the employment term or the Company terminates it for cause, he will receive no additional benefits other than any accrued benefits.

In the event that the severance payments and other benefits provided for in the agreement or otherwise payable to Mr. Feld constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Feld will be paid the amount of the excise tax as well as an additional amount sufficient to pay his federal and state income taxes arising from all such payments.

Employment Severance Agreements

We have also entered into employment severance agreements with various executives, including our currently employed Named Executive Officers. These employment severance agreements were amended and restated effective as of April 1, 2009. Mr. Feld did not enter into a separate employment severance agreement, and the severance provisions of his employment agreement are discussed above. Our Board and the

Compensation Committee believe these agreements are necessary for us to attract and retain qualified executives. In addition, the Board and the Committee believe that the security of competitive change-in-control severance arrangements serves to eliminate distraction caused by uncertainty during a period in which Cost Plus requires focused and thoughtful leadership to ensure a successful turnaround.

These agreements provide for payments to our current Named Executive Officers in the event an officer’s employment is terminated involuntarily (other than for cause) by the Company prior to a change of control, or more than 12 months following a change of control. In such a case, the officer is entitled to receive additional severance compensation and certain continued benefits. The severance compensation is made up of two parts: (1) salary continuation, in accordance with the Company’s standard payroll practice, at the officer’s current base compensation level for 12 months after the officer’s termination date, and (2) a lump sum amount equal to the officer’s target bonus for the year of termination (pro rated to the date of termination) to the extent that the relevant performance targets are achieved by the Company, and to be paid at the time bonuses for the completed fiscal year are paid to other executives (or earlier, as required for purposes of Section 409A of the Code). In addition, the officer will be entitled to reimbursement of premiums paid to continue participation in the Company’s health, dental and vision insurance plans for up to the same period of time for which he or she receives salary continuation payments.

In connection with the termination of Mr. Rayford Whitley’s employment with the Company, we entered into a Separation Agreement and Release with him in May 2009. Pursuant to the terms of the Separation Agreement and Release, the Company agreed to reimburse Mr. Whitley ’s COBRA premiums for a period of 12 months or until he secured other employment, whichever occurred first. Mr. Whitley also entered into a consulting agreement with the Company pursuant to which he agreed to provide consulting services to the Company related to developing logistical and labor efficiencies in the supply chain of the Company for a fixed monthly payment of $25,000. The consulting agreement has a one year term unless terminated earlier by the Company.

The Company did not enter into a new agreement in connection with the termination of Mr. George Whitney’s employment. Instead, Mr. Whitney has been paid in accordance with the terms of our standard employment severance agreement previously entered into with him.

The employment severance agreements also provide for payments to our current Named Executive Officers in the event an officer’s employment is terminated involuntarily (other than for cause) by the Company on or within the 12-month period after a change of control. In such a case, the officer is entitled to receive additional severance compensation and certain continued benefits. The severance compensation is made up of two parts: (1) a lump sum amount equal to 150% of the sum of the officer’s current base compensation plus target bonus in the year of termination, less applicable tax withholdings, which will be payable within 30 days after termination of employment, and (2) a lump sum amount equal to the officer’s target bonus for the year of termination (pro rated to the date of termination) to the extent that the relevant performance targets are achieved by the Company, and to be paid at the time bonuses for the completed fiscal year are paid to other executives (or earlier, as required for purposes of Section 409A of the Code). In addition, the officer will be entitled to reimbursement of premiums paid to continue participation in the Company’s health, dental and vision insurance plans for up to 18 months.

Upon a change of control that occurs while one of our current Named Executive Officers remains an employee of the Company, the officer will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights. All restrictions on restricted stock and restricted stock units will lapse at that time as well. With respect to all awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met. Such vesting will be pro-rated to reflect the amount of time the executive was employed during the applicable performance period.

In the event that one of our current Named Executive Officers voluntarily terminates his or her employment with the Company during the employment term or the Company terminates it for cause, he or she will receive no additional benefits other than any accrued benefits.

The employment severance agreements will terminate on June 15, 2011 or one year after a change in control that occurs before June 15, 2011, whichever is later. If any executive becomes entitled to involuntary termination benefits, his or her agreement will not terminate until all of the obligations in the agreement have been satisfied.

The employment severance agreements define an “involuntary termination” as (i) our termination of the executive’s employment other than for cause; (ii) a material reduction in the executive’s base salary relative to salaries of comparable Company executives; (iii) our material breach of any material provision of the agreement which is uncured for 30 days following notice; (iv) a material reduction in the executive’s duties, responsibilities or authority; or (v) a material change in work location. “Cause” is defined in these agreements as (i) the executive’s continued intentional and demonstrable failure to perform his or her duties after the executive has received a written demand of performance and has failed to cure such non-performance within thirty (30) days after receiving such notice; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the reputation or business of Cost Plus; or (iii) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to Cost Plus.

The employment severance agreements define “change of control” as: (i) the acquisition by any person of securities representing 50% or more of the voting power of our outstanding securities; (ii) a change in the composition of the Board of Directors within a one-year period resulting in a minority of incumbent directors; (iii) a merger or consolidation in which our shareholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity immediately after the transaction or approval by shareholders of a plan of our complete liquidation or of an agreement for our sale or disposition of all or substantially all of our assets; or (iv) the sale or disposition of 50% or more of the fair market value of all of our assets.

Our 2004 Stock Plan provides that in the event of a change of control of Cost Plus, as that term is defined in the 2004 Stock Plan, outstanding equity awards granted under the 2004 Stock Plan shall become fully vested. We may also elect to take certain other actions in the event of a change of control, including, depending on the type of award, deeming options and stock appreciation rights to be exercised or terminating outstanding awards in exchange for a per share payment for each share subject to the outstanding awards equal to the number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in connection with the change of control, reduced in some cases by the per share strike price. We may also elect to have deferred stock units assumed by the acquirer for distribution according to their existing distribution schedule. In the event of a change of control that is consummated pursuant to a merger, consolidation or reorganization, we may also assume options and stock appreciation rights, and upon exercise, participants will receive the same number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in the transaction.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Person Transactions

While we do not have a written statement of policies and procedures with respect to related- person transactions, our Audit Committee’s Charter requires that the Audit Committee, all of whose members are independent directors, review and approve in advance any proposed related person transactions. Current SEC rules define a related person transaction to include any transaction or proposed transaction in which Cost Plus was or is a participant, and in which any of the following persons had or will have a direct or indirect material interest:

•	an executive officer, director or director nominee of Cost Plus;

•	any person who is known to be the beneficial owner of more than 5% of Cost Plus’ common stock;

•

any person who is an immediate family member (as defined in applicable SEC rules) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cost Plus’ common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships and Related Transactions

We believe that there have not been, nor are there currently proposed, any transaction or series of similar transactions in which we were or are to be a participant in which the amount involved exceeds the SEC disclosure threshold of $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 23, 2010 by:

•	each shareholder known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	Each of our directors;

•	Each of the executive officers listed in the “Summary Compensation Table” on page 25 of this proxy statement; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to applicable common property laws. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a shareholder that are exercisable within sixty days of April 23, 2010 are deemed outstanding for the purpose of determining the percentage ownership of that shareholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder. As of April 23, 2010, we had 22,087,113 shares of common stock outstanding. Unless otherwise indicated, the address for each person is our principal office address at 200 4th  Street, Oakland, California 94607.

Name and Address	Shares Beneficially Owned	Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
5% or Greater Shareholders:

Red Mountain Capital Partners LLC (2)	2,759,461	—	2,759,461	12.5%
10100 Santa Monica Boulevard, Suite 925 Los Angeles, CA 90067

Stephens Investments Holdings LLC (3)	2,705,638	—	2,705,638	12.2
111 Center Street Little Rock, AR 72201

Franklin Resources, Inc. (4)	1,753,626	—	1,753,626	7.9
One Franklin Parkway San Mateo, CA 94403

Thales Fund Management, LLC (5)	1,548,525	—	1,548,525	7.0
140 Broadway, 45th Floor New York, NY 10005

Royce & Associates, LLC (6)	1,488,240	—	1,488,240	6.7
1414 Avenue of the Americas New York, NY 10019

Name and Address	Shares Beneficially Owned	Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
Directors and Officers
Willem Mesdag (7)	2,759,461	4,000	2,763,461	12.5
Fredric M. Roberts	250,000	133,500	383,500	1.7
Barry J. Feld	59,200	406,000	465,200	2.1
Clifford J. Einstein	29,500	14,000	43,500	*
Kenneth Stevens	25,000	4,000	29,000	*
Danny W. Gurr	17,480	80,500	97,980	*
Rayford K. Whitley (8)	25,000	—	25,000	*
Jane L. Baughman	11,765	91,667	103,432	*
Joseph H. Coulombe	11,500	70,125	81,625	*
Jeffrey Turner	10,000	18,750	28,750	*
George K. Whitney (8)	10,000	29,750	39,750	*
Kim D. Robbins	4,000	63,625	67,625	*
Carrie F. Crooker	—	45,625	45,625	*
Elizabeth Allen	—	6,250	6,250	*
All current executive officers and directors as a group (13 persons) (9)	3,205,235	1,080,817	4,286,052	18.5%

*	Less than 1%
(1)	Percentage ownership is based on 22,087,113 shares outstanding as of April 23, 2010 plus any shares issuable pursuant to the options held by the person or group in question that may be exercised within 60 days after April 23, 2010. These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person or group.
(2)	Reflects ownership as reported on Schedule 13D/A filed December 12, 2007 with the SEC by Red Mountain Capital Partners LLC, Red Mountain Capital Management, Inc., Red Mountain Capital Partners II, L.P., Red Mountain Capital Partners III, L.P., RMCP GP LLC, and Willem Mesdag. According to such Schedule 13D/A, Red Mountain Capital Partners LLC is the parent holding company of a group of investment companies or other managed accounts, including Red Mountain Capital Partners II, L.P. (which has sole voting power and sole dispositive power with respect to 1,102,500 shares) and Red Mountain Capital Partners III, L.P., (which has sole voting power and sole dispositive power with respect to 1,656,961 shares). RMCP GP is the general partner of each of RMCP II and RMCP III and thus may be deemed to control each of RMCP II and RMCP III. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Because each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMCP II and RMCP III, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own and to have the power to vote or direct the vote, or dispose or direct the disposition of all of these shares. Each of RMCM and Mr. Mesdag disclaims beneficial ownership of these shares. Mr. Mesdag was elected as a director of Cost Plus, Inc. on November 6, 2008.
(3)	Reflects ownership as reported on Schedule 13D/A filed on January 7, 2009 with the SEC by Stephens Investments Holdings LLC. According to such Schedule 13D, Stephens Investments Holdings has sole voting power and sole disposition power with respect to all 2,705,638 shares.
(4)	Reflects ownership as reported on Schedule 13G/A filed January 27, 2010 with the SEC by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Templeton Portfolio Advisors, Inc. According to such schedule 13G/A, Franklin Resources, Inc. is the parent holding company of a group of investment companies or other managed accounts, including Franklin Templeton Portfolio Advisors, Inc. (which has sole voting power and sole dispositive power with respect to all 1,753,626 shares).
(5)	Reflects ownership as reported on Schedule 13G/A filed February 11, 2008 with the SEC by Temujin Fund Management, LLC, Thales Fund Management, LLC, Marek T. Fludzinski and Marco Battaglia. Temujin Fund Management, LLC, Thales Fund Management, LLC, Marek T. Fludzinski and Marco Battaglia have shared voting power and shared dispositive power with respect to all 1,548,525 shares.
(6)	Reflects ownership as reported on Schedule 13G/A filed January 25, 2010 with the SEC by Royce & Associates, LLC. According to such Schedule 13G, such entity has sole voting and dispositive power with respect to all 1,488,240 shares.
(7)	Includes an option to purchase an aggregate of 4,000 shares of our common stock which are exercisable within 60 days of April 23, 2010. Pursuant to Mr. Mesdag’s appointment to our Board of Directors, he was granted an option to purchase 16,000 shares of our common stock. In March 2009, he was also granted an option to purchase 1,500 shares of our common stock. In recognition that he serves on our Board as a representative of Red Mountain and its affiliates, we understand that Mr. Mesdag has agreed to assign to Red Mountain the 17,500 shares underlying the options upon the exercise of the vested options.
(8)	Mr. Rayford K. Whitley’s and Mr. George K. Whitney’s employment with the Company terminated on May 8, 2009 and January 25, 2010, respectively.
(9)	Includes shares issuable upon exercise of stock options exercisable within 60 days of April 23, 2010, as follows; Mr. Mesdag, 4,000; Mr. Roberts, 133,500; Mr. Feld, 406,000; Mr. Einstein, 14,000; Ms. Fujii, 142,775; Mr. Stevens, 4,000; Mr. Gurr, 80,500; Ms. Baughman, 91,667; Mr. Coulombe, 70,125; Mr. Turner, 18,750; Ms. Robbins, 63,625; Ms. Crooker, 45,625 and Ms. Allen 6,250; and all directors and executive officers as a group (13 persons), 1,080,817.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3 and reports of changes in ownership of our common stock and other equity securities on Form 4 or Form 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, or written representations from certain reporting persons, we believe that, during the fiscal year ended January 30, 2010, all filing requirements applicable to Cost Plus’ officers, directors and greater than 10% shareholders were met.

BY ORDER OF THE BOARD OF DIRECTORS

Barry J. Feld
President and Chief Executive Officer

Dated: May 17, 2010

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Cost Plus, Inc.

Notice of 2010 Annual Meeting of Shareholders

200 4th Street, Oakland, California 94607

Proxy Solicited by Board of Directors for Annual Meeting — June 17, 2010

Barry J. Feld and Jane L. Baughman, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cost Plus, Inc. to be held on June 17, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the persons and proposals set forth and for such other matters as may properly come before the meeting as the proxy holders deem advisable.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Cost Plus, Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 16, 2010.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/CPWM
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors to serve one-year terms.

	For	Withhold		For	Withhold		For	Withhold
01 - Joseph H. Coulombe	☐	☐	02 - Clifford J. Einstein	☐	☐	03 - Barry J. Feld	☐	☐

04 - Danny W. Gurr	☐	☐	05 - Willem Mesdag	☐	☐	06 - Kim D. Robbins	☐	☐

07 - Fredric M. Roberts	☐	☐	08 - Kenneth T. Stevens	☐	☐

	For	Against	Abstain
2. To ratify and approve the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Cost Plus for the fiscal year ending January 29, 2011.	☐	☐	☐	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(This proxy should be marked, dated and signed by each share-holder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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